Exhibit 99.2

BY FIRST CLASS MAIL

December 15, 2020

NOTICE OF REDEMPTION
TO THE HOLDERS OF UTZ BRANDS, Inc.
Public Warrants AND FORWARD PURCHASE WARRANTS (CUSIP No. 918090119)*

NOTICE IS HEREBY GIVEN, as of December 15, 2020, that Utz Brands, Inc., a Delaware corporation (the “Company”) has elected to redeem, on January 14, 2021 (the “Redemption Date”), all of the outstanding warrants (the “Redeemable Warrants”) to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), at an exercise price of $11.50 per share (the “Warrant Price”), that were issued under the Warrant Agreement, dated as of October 4, 2018 (the “Warrant Agreement”), by and among the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in Collier Creek Holdings’ initial public offering and pursuant to the Forward Purchase Agreements, dated as of September 7, 2018, among the Company, Collier Creek Partners LLC (the “Sponsor”) and certain of the Company’s current and former independent directors at a redemption price of $0.01 per Redeemable Warrant (the “Redemption Price”) for those Redeemable Warrants that remain outstanding following 5:00 p.m. New York City time on the Redemption Date. Private Placement Warrants (as such term is defined in the Warrant Agreement) still held by Permitted Transferees (as such term is defined in the Warrant Agreement) of the Sponsor, are not subject to this redemption.

Please note, that holders of the Redeemable Warrants shall have until 5:00 p.m. New York City time on the Redemption Date to exercise such Redeemable Warrants by paying the Warrant Price of $11.50 per share of Common Stock underlying such Redeemable Warrants as described under “Exercise Procedure.”

Each whole Redeemable Warrant entitles the holder, upon exercise, to purchase one fully paid and non-assessable share of Common Stock, at the Warrant Price. As of December 11, 2020, the most recent practicable date prior to the mailing of this Notice of Redemption, the closing price of the Common Stock on the New York Stock Exchange was $19.08.

The rights of the Redeemable Warrant holders to exercise their Redeemable Warrants will terminate immediately prior to 5:00 p.m. New York City time on the Redemption Date. At 5:00 p.m. New York City time on the Redemption Date and thereafter, holders of unexercised Redeemable Warrants will have no rights with respect to those warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Redeemable Warrants in “street name.” We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Redeemable Warrants. Note that the act of exercising is VOLUNTARY, meaning holders must instruct their broker to submit the Warrants for exercise.

The Company is exercising this right to redeem the Redeemable Warrants pursuant to Section 6 of the Warrant Agreement. Pursuant to Section 6.1 of the Warrant Agreement, the Company has the right to redeem all of the outstanding Redeemable Warrants if the last sales price of the Common Stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-day trading period ending on the third trading day prior to the date on which a notice of redemption is given. The last sales price of the Common Stock has been at least $18.00 per share on each of 20 trading days within the 30-day trading period ending on December 10, 2020 (which is the third trading day prior to the date of this redemption notice).

EXERCISE PROCEDURE

Redeemable Warrant holders have until 5:00 p.m. New York City time on the Redemption Date to exercise their Redeemable Warrants to purchase Common Stock. Warrants may only be exercised for cash.

Each Redeemable Warrant entitles the holder thereof to purchase one share of Common Stock for the Warrant Price of $11.50 per Redeemable Warrant exercised, payable in cash.

Payment of the Warrant Price may be made by wire transfer of immediately available funds. Wire instructions will be provided to the Depository Trust Company and will otherwise be provided upon request.

Those who hold their Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants since the process to exercise is VOLUNTARY.

Persons who are holders of record of their Warrants may exercise their Warrants by sending:

1.	The Warrant Certificate;

2.
A fully and properly completed “Election to Purchase” (a form of which is attached hereto as Annex A), duly executed and indicating, among of things, the number of Redeemable Warrants being exercised; and

3.	The exercise funds via wire transfer (to be provided upon written request sent via e-mail to compliance@continentalstock.com),

to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department
Telephone: (212) 509-4000
E-mail: compliance@continentalstock.com

The method of delivery of the Redeemable Warrants is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.

The Warrant Certificate, the fully and properly completed Election to Purchase and the exercise funds must be received by Continental Stock Transfer & Trust Company prior to 5:00 p.m. New York City time on the Redemption Date. Subject to the following paragraph, any failure to deliver a fully and properly completed Election to Purchase together with the related Warrant Certificate and exercise funds before such time will result in such holder’s Redeemable Warrants being redeemed at the Redemption Price of $0.01 per Redeemable Warrant and not exercised.

For holders of Redeemable Warrants who hold their warrants in “street name,” provided that the Warrant Price for the warrants being exercised and a Notice of Guaranteed Delivery are received by the Warrant Agent prior to 5:00 p.m. New York City time on the Redemption Date, broker-dealers shall have two business days from the Redemption Date, or 5:00 p.m. New York City time on August 25, 2020, to deliver the Redeemable Warrants to the Warrant Agent. Any such Redeemable Warrant received without the Election to Purchase or the Notice of Guaranteed Delivery having been duly executed and fully and properly completed or the exercise funds being submitted will be deemed to have been delivered for redemption at the Redemption Price of $0.01 per Redeemable Warrant, and not for exercise.

REDEMPTION PROCEDURE

Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Redeemable Warrant for payment after 5:00 p.m. New York City time on the Redemption Date. Those who hold
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their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their Redeemable Warrants.

Under United States federal income tax laws, the Warrant Agent may be required to withhold a percentage of the payment of the Redemption Price unless such holder has furnished a valid taxpayer identification number and certification that the number supplied is correct or has otherwise established that such holder is not subject to backup withholding. Holders of Redeemable Warrants who wish to avoid the application of these provisions should submit either a completed IRS Form W-9 (use only if the holder is a U.S. person, including a resident alien), or the appropriate IRS Form W-8 (use only if the holder is neither a U.S. person or a resident alien), when providing the Warrant Exercise Form, if the holder has not already provided such documentation to the Warrant Agent. See: IRS Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities; Publication 515, IRS Form W-9; and IRS Form W-8 forms and corresponding instructions are available through the IRS website at www.irs.gov. Holders should consult their tax advisors.

If after the date hereof, and subject to the provisions of the Warrant Agreement, the number of outstanding shares of Common Stock is increased by a stock split, or dividend payable in shares or other similar event, then, on the record date of such stock split, dividend payable in shares or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. If after the date hereof, and subject to the provisions of the Warrant Agreement, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Common Stock or other similar event, then, on the record date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in the outstanding shares of Common Stock. The Warrant Price, subject to the terms of the Warrant Agreement, will also be similarly equitably adjusted for the above forgoing events.

* The CUSIP number appearing herein has been included solely for the convenience of the holders of the Redeemable Warrants. Neither the Company nor the Warrant Agent shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness on the Redeemable Warrants or as indicated herein.

Questions regarding redemption of the Redeemable Warrants or the procedures therefor should be directed Continental Stock Transfer & Trust Company, our Warrant Agent, at (212) 509-4000.

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ANNEX A
Election to Purchase

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive __________shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”) and herewith tenders payment for such shares of Common Stock to the order of Utz Brands, Inc. (the “Company”) in the amount of $___________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of__________________ whose address is________________ and that such shares of Common Stock be delivered to________________ whose address is_____________. If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of______________ , whose address is ______________ and that such Warrant Certificate be delivered to _______________, whose address is_______________.

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of_____________, whose address is_______________ and that such Warrant Certificate be delivered to______________, whose address is______________.

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Date: , 20
(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE).